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                                                      Exhibit 99.a
FOR IMMEDIATE RELEASE                     CONTACT:    Richard A. Evans
                                                      Chief Financial Officer
                                                      (918) 496-2451


  CIS TECHNOLOGIES, INC. ANNOUNCES MERGER WITH NATIONAL DATA CORPORATION AND
                      FIRST QUARTER 1996 EARNINGS OUTLOOK

           _________________________________________________________

     TULSA, Oklahoma (April 16, 1996)   CIS Technologies, Inc.
(NASDAQ/NM:CISI) and National Data Corporation (NYSE: NDC) today announced that a definitive agreement has been signed to merge CIS Technologies, Inc. with National Data Corporation.

     Under the terms of the agreement which is subject to shareholder approval and other conditions, CIS shareholders will receive .08682 shares of NDC common stock for each CIS common share owned. CIS shareholders will be issued approximately 2.8 million NDC common shares as a result of this exchange, representing a transaction value of approximately $97 million, based on the most recent closing price of NDC. This combination has been structured as a tax-free exchange, to be accounted for as a pooling of interests.

     CIS will operate as a subsidiary of NDC. Philip D. Kurtz will continue to lead CIS as its chief executive officer. In view of the pending transaction, CIS is postponing its previously scheduled May 9, 1996 annual meeting of shareholders.

     NDC chairman Robert A. Yellowlees said, CIS and our business are an ideal fit. Its products, services and the skills of its people represent an excellent complement to our healthcare strategy. At the same time, NDC offers a range of capabilities that will help CIS, including access to the world s most advanced real time healthcare information network. We have already identified a number of areas where synergies should provide for rapid contributions to CIS recent operating results. It s a win for everyone involved - our mutual customers, associates, shareholders, and business partners.

     Philip D. Kurtz, CIS chairman and chief executive officer, said, This transaction offers CIS critical mass and the financial resources to expand our business. CIS believes that both companies shareholders will benefit by combining our capabilities and subsequent operating efficiencies. Our CIS workforce will become an integral part of the NDC team of 1,900 associates to deliver expanded products and services to our healthcare customers.

     CIS also announced that it will fall short of analysts expectations for the first quarter ended March 31, 1996. The shortfall is primarily attributable to lower than expected levels of software sales in two business units. First quarter 1996 revenue for CIS is expected to be approximately $10 million versus analysts estimates that range from $10.5 to $11.9 million.
The company will report a significant net loss from operations that will
include losses from expected write-downs of assets.   CIS plans to release its
first quarter results on April 23, 1996.

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CIS Announces Merger with National Data Corporation
and First Quarter 1996 Earnings Outlook
April 16, 1996
Page 2



National Data Corporation is based in Atlanta, Georgia and is a leading provider of information systems and services for the payment systems and healthcare markets. CIS Technologies, Inc. is based in Tulsa, Oklahoma and is a full-service healthcare reimbursement and business office management company, offering technology-based products and services that enable healthcare organizations to realize their full financial potential.

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